RE:  Opinion of Counsel in Connection with Rule 24f-2
Notice for Cash Income Trust, File No. 2-74285

To Whom It May Concern:

	Cash  Income Trust ("Trust") is filing  its
Rule 24f-2 Notice to which this opinion is appended to make the issuance of such shares definite in number for its fiscal year ended
December 31, 1996. In my opinion, such shares, if issued and sold in accordance with the Trust's By-Laws, Declaration of Trust (as amended), and offering Prospectus, were legally issued, fully paid and non-assessable by the Trust, entitling the holders thereof to the rights set forth in the By-Laws and Declaration of Trust, as amended, and subject to the limitations stated therein.

	My opinion is based upon my examination  of
the Trust's  By-Laws (including  any  amendments
thereto), Declaration  of  Trust,  the   Trust's
Prospectus, and a review of the minutes of the Board of Trustees of the Trust authorizing the issuance of such shares.

	I hereby consent to the use of this opinion in connection with the Rule 24f-2 Notice filed by Cash
Income Trust making definite the number of such additional shares issued.


Very truly yours,



/s/ Kathleen A. McGah
--------------------------------------------------
Counsel and Assistant Secretary
The Travelers Life and Annuity Company

Dated:  February 27, 1997